UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.               )
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Ohio Legacy Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING INFORMATION
PROPOSAL 1 ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
COMPENSATION OF DIRECTORS
COMPENSATION OF EXECUTIVE OFFICERS
Grants of Plan Based Awards
Outstanding Equity Awards at Fiscal Year-End
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PRINCIPAL ACCOUNTANT FEES AND SERVICES
INFORMATION REGARDING BOARD MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING
OTHER MATTERS

OHIO LEGACY CORP
305 WEST LIBERTY STREET
WOOSTER, OHIO 44691

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:
The 2007 Annual Meeting of Shareholders of Ohio Legacy Corp will be held at 10:00 AM on April 26, 2007, at the Wooster County Club, located at 1251 Oak Hill Road, Wooster, Ohio for the following purposes:
1.	To elect two (2) Class I directors to serve until the 2009 Annual meeting and until their successors are elected and qualified and one (1) Class II director to serve until the 2008 Annual Meeting and until a successor is elected and qualified.

2.	To act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.
Shareholders of record as of close of business on March 1, 2007, are entitled to notice of and to vote at the Annual Meeting.
Whether you expect to attend the meeting or not, please mark, date, sign and return the enclosed proxy in the enclosed, self-addressed envelope as promptly as possible. You have the option to revoke your proxy at any time prior to the Annual Meeting regardless of your voting method, or to vote your shares personally on request if you attend the meeting.
By Order of the Board of Directors
Daniel H. Plumly
Secretary and Chairman
March 15, 2007

OHIO LEGACY CORP
305 WEST LIBERTY STREET
WOOSTER, OHIO 44691
PROXY STATEMENT
VOTING INFORMATION
The accompanying proxy is solicited by the Board of Directors of the Company and will be voted in accordance with the instructions given, unless revoked. If no direction is indicated, such shares will be voted in favor of all the proposals set forth in this Proxy Statement and in favor of the election to the Board of Directors of the nominees named in this Proxy Statement. A shareholder may revoke his or her proxy without affecting any vote previously taken by giving notice to the Secretary of the Company in writing or by voting in person at the Annual Meeting.
The record date for determination of shareholders entitled to vote at the Annual Meeting is March 1, 2007. On that date, the number of outstanding common shares, without par value, of the Company was 2,214,564. Each shareholder will be entitled to one vote per share on all matters to be submitted at the Annual Meeting. Shareholders representing the majority of the then outstanding shares entitled to vote at the Annual Meeting shall constitute a quorum. An abstention will be considered present at the meeting for purposes of determining a quorum, but will not be counted as voting for or against the issue to which it relates.
The approximate date upon which this Proxy Statement and proxy will first be mailed to shareholders is March 15, 2007. All costs associated with the solicitation of proxies will be paid by the Company. Proxies will be solicited primarily by mail, but certain officers and employees of the Company, or its subsidiary, Ohio Legacy Bank, N.A., may solicit proxies, personally or by telephone, without additional compensation.
PROPOSAL 1
ELECTION OF DIRECTORS
The terms of office of the current Class III directors of the Company will expire on the day of the 2007 Annual Meeting, upon the election of their successors. It is the Company’s intention to move from three classes of directors to two classes; Class I and Class II. The company will have 8 directors among the two classes.
Proxies will be voted for the election of the following Class III director nominees to serve for two-year terms expiring in 2009 and until their successors are elected and qualified as Class I Directors: D. William Allen and Scott J. Fitzpatrick. Mr. Allen and Mr. Fitzpatrick have been determined by the Board of Directors to be independent under the rules of the National Association of Securities Dealers (NASD). Proxies will be voted for the election of Mr. D. Michael Kramer, Class II director nominee to serve for a one-year term expiring in 2008 and until a successor is elected and qualified. All nominees have consented to be named in this Proxy Statement and have agreed to serve if elected. If, prior to election, any nominee becomes unable or unwilling to serve, and the number of directors is not decreased accordingly, proxies will be voted for such other nominee as the Board of Directors may select. However, the Company has no reason to believe that any of the nominees will not be available. Biographical information is set forth below for each nominee for director and each director who will continue in office after the Annual Meeting.
The nominees who receive the greatest number of votes for the director positions to be filled will be elected to those positions.
The Board of Directors recommends that you vote FOR election of the Company’s nominees for director.

Nominees to the Board of Directors
Class I Directors — Term ending in 2009
D. William Allen (age 55)
Director since 1999, Independent
Mr. Allen is the Chief Financial Officer of the National Football League Hall of Fame in Canton, Ohio. Prior to assuming his post with the Hall of Fame Mr. Allen served as Chief of Staff and Director of Budget for the City of Canton, Ohio. Since 1994 Mr. Allen has also been President of SPC Realty Company, a real estate investment company. From 1994 to 1997, Mr. Allen served as the President, Chief Operating Officer and owner of Service Packaging Corporation. Mr. Allen is a past President of Congress Lake Club and Secretary of the Board of Governors of Mercy Medical Hospital. Mr. Allen is involved at several levels with the Pro Football Hall of Fame Festival, where his involvement spans 28 years, and served as its General Chairman in 1993. Mr. Allen served as Chairman of the Board of Trustees of the Greater Canton Chamber of Commerce in 2002 and is currently serving as its Treasurer. He also served as President of Meals on Wheels of Stark and Wayne Counties in 1999 and 2000.
Scott J. Fitzpatrick (age 54)
Director since 1999, Independent
Since 1973, Mr. Fitzpatrick has served as a partner in Fitzpatrick Enterprises in Canton, Ohio. Mr. Fitzpatrick is primarily involved in the development of commercial real estate for his own portfolio.
Class II Director — Term ending in 2008
D. Michael Kramer (age 49)
Director since 2006, President and CEO of the Company
Mr. Kramer joined the Company in May of 2005 as Executive Vice President and Chief Operating Officer and was appointed President and CEO of the Company on January 1, 2006. From 1999 through 2004 Mr. Kramer served as Executive Vice President of Integra Bancorporation, a $3.0 billion community bank holding company, headquartered in Evansville Indiana. Before joining Integra, Mr. Kramer was Senior Vice President and Manager of the Financial Institutions Division of Star Bancorporation (now US Bank). Mr. Kramer received a Bachelor of Arts degree in 1980 from Grove City College, where he now serves as a member of the Entrepreneurship Advisory Council. Mr. Kramer serves as Co-Chair of the Economic Revitalization Committee of Main Street Wooster.
Continuing Directors
Class I Directors — Term ending in 2009
J. Edward Diamond (age 68)
Director since 1999, Independent, Chairman of the Corporate Governance and Nominating Committee
Mr. Diamond, a private investor since 1984 in the Canton area, is the retired Chairman of Glendale Oxygen Company, a Canton-based supplier of cryogenic gases and welding supplies. He has served on the boards of Arrowhead Country Club, The Canton Club, The Canton Ballet and The Canton Symphony Orchestra Association. He is a graduate of the University of Virginia and has been a lifelong Canton resident.
Daniel H. Plumly (age 53)
Director since 1999, Chairman and Secretary
Since 1981, Mr. Plumly has been a member of Critchfield, Critchfield & Johnston, Ltd., and currently serves as its Managing Member. The law firm has five offices located in north central Ohio. Mr. Plumly served on the Board of Directors of Signal Corporation and Signal Bank, N.A., from 1986 to 1999. Mr. Plumly graduated from Muskingum College in 1975 with a B.A. in History, where he currently sits on his alma mater’s Board of Trustees, and received his J.D. from Case Western Reserve University in 1978. Mr. Plumly is a Past President of Meals on Wheels of Stark and Wayne Counties and currently serves on that Board. Mr. Plumly has been involved in coaching youth football, basketball and lacrosse. He also serves as a member of the Board of Trustees of the United Methodist Church and is a member of the Wayne County Children Services Advisory Board. Mr. Plumly previously served on the board of Goodwill Industries of Wayne County, Inc., Board of Directors of Main Street, Inc., as President and Trustee of the Wooster Lacrosse Club, as President of the Board of Trustees of Wooster Country Club and as Chairman of the Board of Governors of Wooster Country Club.

Class II Directors — Term ending in 2008
Robert F. Belden (age 59)
Director since 1999, Independent, Chairman of the Compensation Committee
Since 1995, Mr. Belden has served as the President of the Belden Brick Company, a company based in Canton since 1885. From 1983 to 1995, Mr. Belden served as the Vice President of Marketing for Belden Brick. Mr. Belden served as a director of Signal Corporation and Signal Bank, N.A., from 1988 to 1999. He graduated from the University of Notre Dame in 1969 with a B.S. degree in Mathematics and then graduated from the University of Michigan Graduate School of Business in 1971. Mr. Belden has been very active in community affairs including the American Red Cross, Canton Regional Chamber of Commerce, Junior Achievement of Stark County, Stark County Foundation and other community groups.
Gregory A. Long (age 57)
Director since 1999, Independent, Audit Committee Financial Expert
Mr. Long is a licensed CPA with over 30 years experience as an accountant. He graduated from Kent State University in 1971, and currently serves as the President of Long, Cook & Samsa, Inc., CPA’s of Wooster. Mr. Long is actively involved as Past-President of the Wayne County Historical Society and Buckeye Council of the Boy Scouts of America. He is also Past-Chairman of the Wooster Area Chamber of Commerce, Treasurer of the Wooster Rotary Club, board member of the Wooster Youth Baseball and The Village Network, Troop Committee Chairman of Boy Scout Troop 61 of Wooster, and a Trustee for the College of Wooster. He is retired from the Army Reserve as a Lieutenant Colonel.
Melvin J. Yoder (age 61)
Director since 2005, Independent
Mr. Yoder is Vice President and Corporate Operations Officer of Yoder Lumber Co., Inc., of Millersburg, Ohio and has been in a management role with the Company since 1970. He is also part owner of Tri-County Lumber, LLC, and Buckhorn Woods, LLC, which are real estate holding companies, and Rolling Ridge Woods, LLC, a log and timber procurement company. Mr. Yoder currently serves on the board of Joel Pomerene Foundation and the East Holmes Council. He served as past President of the Ohio Forestry Association.

EXECUTIVE OFFICERS
Mr. Kramer is the President and CEO of the Company. His biographical information appears above.
L. Dwight Douce retired from the company effective January 31, 2007. At the time he was an Executive Vice President of the Company and a member of the Board of Directors.
Steven G. Pettit, age 49, is Senior Loan Officer and President — Stark County Region, Ohio Legacy Bank, N.A. Mr. Pettit has 21 years of commercial banking experience in a diverse number of lending positions in both Stark and Wayne Counties. From February to September 1999, Mr. Pettit held the position of Senior Vice President, Senior Loan Officer for two regions of FirstMerit Bank, N.A. From March 1996 to February 1999, Mr. Pettit held the same position at Signal Bank, N.A. From January 1994 to March 1996, Mr. Pettit served as Manager of Commercial Lending for FirstMerit. Mr. Pettit graduated from the University of Tennessee with a B.S. degree in Business Administration and from Ashland University with an MBA in Executive Management. Mr. Pettit has been a resident of the Canton area his entire life and has been active in various social and civic activities, including Meals on Wheels of Stark and Wayne Counties, Mercy Medical Center, Boy Scouts of America and Plain Local Schools.
Robert E. Boss, age 50, is the Senior Vice President of Commercial Lending and the President - Holmes County Region of Ohio Legacy Bank, N.A. Mr. Boss has more than 23 years of financial institution experience in a variety of lending positions. From January 1990 to March 2000, Mr. Boss held several positions at the Commercial and Savings Bank of Millersburg, Ohio, the last of which was the position of Senior Vice President and Senior Lending Officer. Mr. Boss previously worked in various loan areas for Bank One of Wooster from 1987 to 1990. Mr. Boss is President of the board of the Holmes County Training Center, past President of the Holmes County Chamber of Commerce, Treasurer of the Holmes County Economic Development Council and a director of the Buckeye Council of the Boy Scouts of America. Mr. Boss is a graduate of Mount Union College with a B.A. in Accounting.
Derek Williams age 48 is Senior Vice President — Chief Deposit Officer, Ohio Legacy Bank, N.A., which he joined in October 2005. Mr. Williams previously served as Senior Vice President – Chief Deposit Officer, Unizan Bank, N.A. where he was employed for over 27 years. Mr. Williams graduated from GlenOak High School and has been a resident of the Canton area his entire life. Mr. Williams has been active in various social and civic activities and is a graduate of the 16th class of Leadership Stark County.
Scott E. Dodds age 44 is Senior Vice President of Lending, Ohio Legacy Bank, N.A., which he joined in July 2006. Mr. Dodds has over 21 years of banking experience most recently serving as Executive Vice President of Retail Banking at Unizan Bank, N.A. where he was employed for over 12 years. Mr. Dodds graduated from the University of Akron with a B.S. Degree in Business Administration/Finance. He is also a graduate of the Stonier Graduate School of Banking at the University of Delaware and the BAI Graduate School of Executive Bank Management at Emory University. Mr. Dodds has lived in the Akron-Canton area his entire life. He is active in various community activities including being President of J.R. Coleman Outreach Services and is a graduate of the 9th Class of Leadership Stark County.

COMPENSATION OF DIRECTORS
Director Compensation
The Chairman of the Board of Directors receives $1,000 per month as compensation for his services. Each non-employee director receives $250 per monthly board meeting attended. The following table summarizes the fees paid to non-employee directors for their attendance at each committee meeting:

	Fees Earned or	Stock	2006 Option Grant Fair	Total 2006
	Paid in Cash	Awards	Value as of Grant Date	Compensation
Name	($)	($)	($)	($)

D. William Allen	4,900	NA	2,320	7,220
William T. Baker	4,200	NA	2,320	6,520
Robert F. Belden	4,500	NA	2,320	6,820
J. Edward Diamond	6,000	NA	2,320	8,320
Scott J. Fitzpatrick	6,900	NA	2,320	9,220
Randy Jones	4,250	NA	2,320	6,570
Gregory A. Long	9,338	NA	2,320	11,658
Michael Meenan	1,300	NA	0	1,300
Daniel H. Plumly	11,700	NA	23,200	34,900
Thomas W. Schervish	4,250	NA	2,320	6,570
Melvin J. Yoder	4,750	NA	2,320	7,070

(1)	The aggregate number of outstanding options and warrants for each of the above are: Allen – 17,000, Baker – 7,000, Belden – 22,000, Diamond – 24,000, Fitzpatrick – 25,000, Jones – 7,000, Long – 25,000, Plumly – 58,500, Schervish — 25,000 and Yoder – 4,000
In addition, subject to compliance with the restrictions and requirements of the FDIC stock benefit plan policy, each non-employee director of the Company and its subsidiary will receive automatic awards of nonqualified stock options under the Company’s Omnibus Stock Option, Stock Ownership and Incentive Plan (Stock Ownership Plan) consisting of initial options to purchase 2,500 common shares of the Company awarded on the date of commencement of service as a non-employee director, and, thereafter, annual options to purchase up to 1,000 common shares of the Company. Initial options vest and become exercisable over a period of five years at the rate of 20% per year, while annual options vest and become exercisable upon the anniversary of the grant dates. For fiscal year 2006, the Company granted to non-employee directors options to purchase 9,500 common shares of the Company at an exercise price of $9.523 per share.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
          Compensation Objectives
The general philosophy of the Company’s Executive Compensation Programs is to enhance shareholder value by attracting and retaining competent management executives. The Compensation Committee designs compensation and incentive plans to align the financial interests of the Company’s executive officers to the interests of its shareholders and to attract and retain talented leadership. In making decisions affecting executive compensation, the Committee reviews the nature and scope of the executive officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long-term goals. The Committee also considers the compensation practices of other companies of similar size and complexity to determine an appropriate level of executive compensation.
          Compensation Components
The elements of the Company’s executive compensation program include annual compensation, consisting of salary and bonus awards, and long-term incentive compensation, consisting of stock options. The Program is designed to reward the executive officers of the company for short term and long term success. Bonus compensation is designed to reward success in achieving annual financial goals. The annual goals set by the executives and approved by the board are established within the context of a multi-year strategic plan, the end result being that the bonus pool plan also rewards results towards the achievement of multi-year goals. Stock option grants have been the methodology employed to reward long term performance.
          Base Salary
Mr. Kramer’s base salary for 2006 was $175,000, which represented no increase over his 2005 base salary. The Committee reviewed the salaries, total cash compensation, and total compensation packages of a number of peer banks; banking companies of similar size and composition, all headquartered in our market area to arrive at the 2007 salary for Mr. Kramer. The basis of this survey was Proxy data from 2003, 2004, and 2005 for Commercial Savings Bank in Millersburg OH, First National Bank of Orrville, OH, Killbuck Savings Bank of Killbuck, OH and Wayne Savings Community Bank of Wooster, OH. Following a review of this data the committee set Mr. Kramer’s base salary for 2007 at $200,000. This new base salary for Mr. Kramer represented the average salary of CEO’s from the peer group. This level of compensation is deemed appropriate, by the committee, given the performance of Mr. Kramer during 2006.
Upon his hiring Mr. Kramer received additional compensation in the form of a signing bonus and assistance with relocation expenses up to a total of $100,000. During 2005, Mr. Kramer received $16,000 of his signing bonus and was reimbursed $21,565 for relocation expenses. The remaining balance of $62,435 was distributed to Mr. Kramer in 2006; in the form of $41,623 in relocation expenses and $20,812 as the remainder of his signing bonus. Should Mr. Kramer voluntarily or without cause terminate his employment of the company prior to April 30, 2008 he will be required to payback a prorated share of the signing bonus less relocation expenses. Mr. Kramer is eligible to participate in the Company’s 401(k) Plan, Stock Ownership Plan and Bonus Plan. The Summary Compensation Table under Compensation of Directors and Executive Officers above details other information regarding compensation and benefits paid to the CEO and Mr. Kramer’s employment agreement is described in “Potential Payments Upon Termination and Change of Control” below.
The Committee requires the CEO to make recommendations based on performance, peer salary data and industry salary data for the remaining Executive Officers. Mr. Kramer reviewed peer salary data from the same peer group as was the basis of the CEO salary review and regional and national salary data. He also reviewed performance against individual goals for each of the Executive Officers. The committee reviewed Mr. Kramer’s recommendations for the base salary element of compensation for Messer’s Pettit, Williams and Boss and they were approved.

          Incentive Plans
The Compensation Committee approves all option grants to executive officers under the Stock Ownership Plan. During 2006, the Committee granted options to the executives of the Company to purchase an aggregate of 9,500 shares of stock at an exercise price of $9.523 per share. These options were granted at an exercise price that was equal to the fair value (market closing price on the date of the grant) of the Company’s common shares on the date of grant. The Committee is reviewing its use of Stock Options as its sole long term compensation tool. The review will be conducted during 2007 and as a result does not anticipate the granting of any Director, Executive or Employee Stock options.
On January 1, 2006, the Committee implemented an Incentive Bonus Plan for Messrs. Kramer, Pettit and Williams. Under the Incentive Bonus Plan an Incentive Bonus Pool is created to be allocated to each Incentive Bonus Plan participant based upon specific financial and personal performance goals. The Incentive Bonus Plan seeks to first challenge executive officers to exceed financial performance goals in order to develop the incentive bonus pool, from which bonuses may be paid. Allocations are then made to participants based on their ability to meet other specific criteria. The bonus pool is created if actual net earnings exceed budgeted net earnings. If budgeted net earnings are met, the pool is equal to 10% of earnings before income taxes. Messrs. Kramer, Pettit and Williams are eligible to earn incentive compensation equal to 40%, 22.5% and 10%, respectively, of the bonus pool. If the incentive bonus pool does not have enough funds to meet the sum of those bonuses, at the sole and complete discretion of the committee, allocations may be made on a pro rata share basis. If the incentive bonus pool exceeds the sum of the bonuses prescribed, the committee may, at its sole and complete discretion, further allocate the pool among participants in a manner of its own choosing, or it may withdraw those funds from the pool and not allocate it further. No awards were made under this plan for 2006.
For 2006 Mr. Pettit and Mr. Boss were paid discretionary “retention” bonuses, $5,000 and $1,500 respectively, in recognition of their efforts over the last several years.
Mr. Boss is included in the Commercial Banking Officers Incentive Plan which pays out based on a formula of achieving net loan growth, fee generation, credit quality and overall corporate performance.
          Tax Deductibility of Executive Compensation
The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for the CEO and other executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the corporation. Based on these requirements, the committee has determined that Section 162(m) will not prevent the Company from receiving a tax deduction for any of the compensation paid to executive officers during 2005.

          Potential Payments upon Termination or Change of Control
The Company and Ohio Legacy Bank, N.A., have entered into employment agreements with Messrs. Kramer, Pettit and Boss. Each employment agreement renews annually, automatically, for an additional year unless either party furnishes at least 60 days prior notice to the other of its intent to terminate the agreement.
The following summary of the payments that Messrs. Kramer, Pettit and Boss would receive upon a termination, change in control or diminution in duties assumes that the termination, change in control or diminution in duties occurred on December 29, 2006 and the relevant stock price is the closing market price of the companies stock on that date, which was $8.75.
In the event of a change of control of the Company, Messrs. Kramer, Pettit and Boss have the right to terminate their employment and to receive a severance payment equal to 2.99 times the current base salary and to have any unvested stock options accelerated. In the event that a change of control occurred, Mr. Kramer would receive a severance payment of $523,250 and his accelerated stock options would be valued at $0. Mr. Pettit would receive a severance payment of $396,695 and his accelerated stock options would be valued at $1,250. Mr. Boss would receive a severance payment of $322,920 and his accelerated stock options would be valued at $1,000.
In the event that one of the above mentioned executive officers suffers a diminution of duties and elects to terminate his employment, each will receive a payment in an amount equal to one time his current annual compensation and all unvested stock options held by that executive will vest. Mr. Kramer would receive a payment of $175,000 and his accelerated stock options would be valued at $0. Mr. Pettit would receive a payment of $132,764 and his accelerated stock options would be valued at $1,250. Mr. Boss would receive a severance payment of $108,000 and his accelerated stock options would be valued at $1,000.
In the event that the employment of Messrs. Kramer, Pettit or Boss is terminated (other than in a connection with a change of control or diminution of duties), the value of the unvested stock options that will accelerate is as follows: Mr. Kramer $0; Mr. Pettit $1,250, and Mr. Boss $1,000.
No other termination benefits, voluntary or involuntary or retirement benefits are available to the Executive Officer Group.

          Summary Compensation Table

						Non
						Equity	Change in Pension	All Other
						Incentive	Value and Non-	Comp-
						Plan	qualified Deferred	ensation
			Bonus	Stock	Option	Comp-	Compensation	($)
Name and Principal		Salary	($)	Awards	Awards	ensation	Earnings	(2) (3) (4)	Total
Position	Year	($)	(1)	($)	($)	($)	($)	(6) (7)	($)

D. Michael Kramer	2006	175,000	—	N/A	18,560	N/A	N/A	27,648	221,208
President, Chief Executive Officer and Chief Financial Officer

Eric Nadeau (5)	2006	16,154	—	N/A	—	N/A	N/A	—	16,154
Former Chief Financial Officer

L. Dwight Douce	2006	100,000	—	N/A	—	N/A	N/A	5,164	105,164
Executive Vice President

Steven G. Pettit	2006	132,674	5,000	N/A	9,280	N/A	N/A	8,054	155,008
Senior Loan Officer and President – Stark County Region

Robert E. Boss	2006	108,000	1,500	N/A	4,640	N/A	N/A	4,127	118,267
Senior Vice President of Commercial Lending and President – Holmes County Region

Derek Williams	2006	94,000	—	N/A	9,280	N/A	N/A	937	104,217
Senior Vice President Chief Deposit Officer

(1)	Bonus amounts are reported in the year to which they are earned. Payment is made to the executive in the following fiscal year.

(2)	Includes employer match on 401k.

(3)	Other annual compensation includes dues for country club membership for Messrs. Kramer, Douce, Pettit and Boss.

(4)	Mr. Kramer received a signing bonus of which $20,812 was paid during 2006. Should Mr. Kramer voluntarily terminate his employment with the company prior to April 30, 2008 he will be required to return the amount of his signing bonus based on a 36 month pro-rata schedule

(5)	Mr. Nadeau resigned from the company effective January 24, 2006. As of that date Mr. Kramer assumed the responsibilities of the Chief Financial Officer.

(6)	Includes Club Dues of $5,091 for Mr. Kramer, $4,167 for Mr. Douce, $6,731 for Mr. Pettit and $3,589 for Mr. Boss.

(7)	Includes 401K match of $1,745 for Mr. Kramer, $997 for Mr. Douce, $1,323 for Mr. Pettit, $538 for Mr. Boss and $937 for Mr. Williams.
For a description of the employment agreements please see “Potential Payments upon Termination or Change in Control” listed above. For a description of the Company’s stock ownership plan please see “Compensation Discussion and Analysis” listed above.

          Option Grants In Last Fiscal Year
The following table sets forth information regarding stock option grants to the named executives during the 2006 fiscal year. All options were awarded at exercise prices that were equal to the closing market price of the Company’s common shares on the date of grant and vest on the third anniversary of the grant date. Unexercised shares lapse on the earlier of 10 years from the grant date or 90 days after termination of employment with the Company.
Grants of Plan Based Awards

		Estimated Future
		Payouts		All Other	All Other
		Under		Stock	Option Awards:
		Equity		Awards:	Number of
		Incentive Plan		Number of	Securities	Exercise or
		Awards		Shares of	Underlying	Base Price of
	Grant	Target	Maximum	Stock or	Options	Option Awards
Named Executive	Date	(#)	($)	Units (#)	(#)	($/Sh)

D. Michael Kramer	5/16/06	4,000	—	—	NA	9.523
L. Dwight Douce	5/16/06	—	—	—	NA	NA
Steven G. Pettit	5/16/06	2,000	—	—	NA	9.523
Robert E. Boss	5/16/06	1,000	—	—	NA	9.523
Derek Williams	5/16/06	2,000	—	—	NA	9.523
          Aggregated Option Exercises and Fiscal Year-End Option Value Table
No stock options were exercised by the named executives during fiscal years 2006 or 2005.
The following table sets forth certain information concerning the value of unexercised stock options granted under the Stock Ownership Plan and held as of December 31, 2006, by the named executives.

Outstanding Equity Awards at Fiscal Year-End

			Equity Incentive
			Plan
	Number of	Number of	Awards: Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying	Option	Option
	Unexercised	Unexercised	Unexercised	Exercise	Expira-
	Options (#)	Options (#)	Unearned Options	Price	tion
Named Executive	Exercisable	Unexercisable	(#)	($)	Date

D. Michael Kramer	15,000	NA	NA	12.00	4/28/2015
	NA	4,000 (1)	NA	9.523	5/16/2016

L. Dwight Douce	10,000	NA	NA	10	2/19/2012
	5,000	NA	NA	8.5	2/18/2013
	17,000	NA	NA	10	10/3/2010
	5,000	NA	NA	12	2/17/2014
	5,000	NA	NA	12	4/28/2005

Seven G. Pettit	10,000	NA	NA	10	2/19/2012
	5,000	NA	NA	8.5	2/18/2013
	4,000	NA	NA	12	2/17/2014
	4,000	NA	NA	12	4/28/2015
	NA	2,000 (1)	NA	9.523	5/16/2016

Robert E. Boss	10,000	NA	NA	10	2/19/2012
	4,000	NA	NA	8.5	2/18/2013
	4,000	NA	NA	12	2/17/2014
	4,000	NA	NA	12	4/28/2015
	NA	1,000 (1)	NA	9.523	5/16/2016

Derek Williams	NA	5,000 (2)	NA	9.22	10/3/2015
	NA	2,000 (1)	NA	9.523	5/16/2016

(1)	These options vest on May 16, 2009.

(2)	These options vest on October 3, 2008.
No options vested or were exercised in 2006.
          Pension Benefits
The Company does not provide a pension benefit.
          Nonqualified Deferred Compensation
The Company does not have any nonqualified deferred compensation plans.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the compensation discussion and analysis set forth above. Based on such review and discussions, the Compensation Committee has recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement and in the Annual Report on Form 10-KSB for the year ended December 31, 2006, filed by the Company with the Securities and Exchange Commission.
Submitted by the Compensation Committee
Robert F. Belden, Chairperson
D. William Allen
J. Edward Diamond

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Management and Directors
Information is set forth below regarding beneficial ownership of common shares of the Company by each current director, each nominee, each named executive officer and all directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his common shares. The information set forth below is as of March 1, 2007.

		Common Shares
	Common	Underlying
	Shares	Warrants and		Percent
	Beneficially	Options Exercisable		Of
Name	Owned	Within 60 Days	Total	Class
D. William Allen	13,000	17,000	30,000	1.2%
Robert F. Belden (1)	99,700	22,000	121,700	4.8
Robert E. Boss	20,200	22,000	42,200	1.7
J. Edward Diamond	175,000	24,000	199,000	7.9
Scott E. Dodds	1,000	—	1,000	*
L. Dwight Douce	70,530	42,000	112,530	4.4
Scott J. Fitzpatrick	80,000	25,000	105,000	4.1
D. Michael Kramer	5,200	15,000	20,200	*
Gregory A. Long	43,833	25,000	68,883	2.7
Michael Meenan	21,750	—	21,750	*
Eric Nadeau	500	—	500	*
Steven G. Pettit	18,300	23,000	41,300	1.6
Daniel H. Plumly	28,700	58,500	87,200	3.4
Derek Williams	6,500	—	6,500	*
Melvin J. Yoder	150	4,000	4,150	*

All Directors(2) and Executive Officers as a Group (16 persons)	693,117	316,500	1,009,617	42.6

*	- Ownership less than 1%

(1)	Includes 72,000 common shares held by Belden Brick Company. Mr. Belden disclaims beneficial ownership of those shares and warrants.

(2)	Includes Directors of the Company’s subsidiary.

Security Ownership of Certain Beneficial Owners
Information is provided below about each person known by the Company to be the beneficial owner of more than 5% of its outstanding common shares at March 1, 2007.

		Common Shares
	Common	Underlying
	Shares	Warrants and
Name and Address of	Beneficially	Options Exercisable		Percent of
Beneficial Owner	Owned	Within 60 Days	Total	Class (6)
Wellington Management Company, LLP (1)	194,200	- 0 -	194,200	8.8%
75 State Street Boston, Massachusetts 02109

J. Edward Diamond (2)	175,000	24,000	199,000	8.9
P.O. Box 9187 Canton, OH 44711

Tontine Financial Partners, L.P. (1)	169,315	- 0 -	169,315	7.6
Tontine Management, L.L.C. Jeffrey L. Gendell 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830

Bay Pond Partners, L.P. (3)	153,000	- 0 -	153,000	6.9
75 State Street Boston, Massachusetts 02109

United Community Financial Corp. (4)	146,000	- 0 -	146,000	6.6
275 Federal Plaza West Youngstown, Ohio 44503-1203

Robert F. Belden (2), (5)	99,700	22,000	121,700	5.4
P.O. Box 20910 Canton, Ohio 44701

Hot Creek Capital, LLC (7)	119,066	- 0 -	119,066	5.4
6900 S. McCarran Blvd, Ste 3040 Reno, NV 89509

L. Dwight Douce (2)	70,530	42,000	112,530	5.1
305 W. Liberty Street Wooster, Ohio 44691

(1)	Obtained ownership share through NASDAQ Corporate Services Network

(2)	Obtained ownership share through SEC reporting filed by Company

(3)	Obtained ownership share through direct contact with the Company.

(4)	Obtained ownership share from Schedule 13G filed February 14, 2007 by United Community Financial Corp who has sole voting and dispositive power with respect to all 146,000 shares shown (5) Includes 72,000 common shares held by Belden Brick Company. Mr. Belden disclaims beneficial ownership of those shares and warrants

(6)	Calculated based on the number of shares outstanding as of 3/1/2007

(7)	Obtained ownership share from Schedule 13G filed February 13, 2007 by Hot Creek Capital, LLC who has shared voting and dispositive power with respect to all 119,066 shares shown.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
During fiscal year 2006, certain directors and executive officers and their associates were customers of, or had transactions with the Company’s subsidiary, Ohio Legacy Bank, N.A. All outstanding loans that were part of such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and did not involve more than a normal risk of loss or present other unfavorable features. The Company expects that similar transactions will occur in the future.
Loans to individual directors and officers also must comply with Ohio Legacy Bank’s lending policies, regulatory restrictions and statutory lending limits, and directors with personal interest in any loan application are excluded from the consideration of that loan application. As of December 31, 2006, the aggregate balance of all such loans was approximately $4.7 million, or 2.6% of the total net loans then outstanding.
The Ohio Legacy Bank’s Holmes County banking center is leased from an entity that is owned by Messrs. William T. Baker and Randy G. Jones, who are each directors of Ohio Legacy Bank. The term of the lease is fifteen years, which commenced upon occupancy of the property in March 2002. Rent is $87,000 annually for the first five years with increases to $96,000 for years six through ten and to $105,000 for years eleven through fifteen.
During fiscal year 2006, the law firm of Critchfield, Critchfield & Johnston, Ltd., and an affiliated company, Heartland Title Agency, provided legal and other services to the Company and Ohio Legacy Bank. Mr. Plumly is the Chairman and Secretary of the boards of the Company and Ohio Legacy Bank and also is the Managing Member of the law firm of Critchfield, Critchfield & Johnston, Ltd. During 2006, the Company and Ohio Legacy Bank paid $69,780 to the law firm of Critchfield, Critchfield & Johnston, Ltd., and $995 to Heartland Title Agency. Management and the board believe the cost of services they provided is comparable to that available from a non-affiliated firm.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.
Based on review of Forms 3 , 4 and 5 and amendments thereto, completed and submitted by the Company on behalf of the officers and directors the following was noted. One Form 3 was filed late on behalf of Mr. Dodds for the granting of stock options upon commencement of employment. One Form 4 was filed late on behalf of Mr. Boss for the transferring of stock from indirect to direct ownership.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The Audit and Compliance Committee has the sole authority to select, compensate, oversee, evaluate and, where appropriate, replace the Company’s independent auditor. Additionally, the charter requires the Audit and Compliance Committee to review and approve in advance any audit and non-audit services to be provided by the Company’s independent auditor, other than “prohibited non-auditing services.” The Committee has the sole authority to make these approvals, although such approval has been delegated to the Chairman of the Audit and Compliance Committee. Any actions taken by the Chairman are subsequently presented to the Committee for ratification. The Committee approved all services provided by the Company’s independent auditor in 2006.

Crowe Chizek and Company LLC has acted as the principal independent accountant of the Company since October 2000. The Audit and Compliance Committee has appointed Crowe Chizek to continue as the Company’s independent external auditors for fiscal year 2007. Representatives of Crowe Chizek will be at the 2007 Annual Meeting of Shareholders. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. During 2006 and 2005, the Company paid fees in the aggregate of $99,450 and $88,950, respectively, to Crowe Chizek for various accounting services. Those fees and services are detailed below.
Audit Fees
The following table summarizes the aggregate fees billed for each of the last two fiscal years for professional services rendered by Crowe Chizek for the audit of the Company’s annual financial statements and the review of financial statements included in the Company’s Form 10-QSB:

	2006	2005
Audit fees	$89,500	$82,000
Audit related fees	—	—
All other fees	—	—

Total audit fees	$89,500	$82,000

Tax Fees
The Company engaged Crowe Chizek to assist management with the preparation of the Company’s 2006 and 2005 federal income tax returns and the State of Ohio franchise tax returns. Fees related to these tax compliance services were $9,950 and $6,950 during fiscal years 2006 and 2005, respectively. Crowe Chizek did not perform tax planning services on a contingency fee basis.
Audit-Related and All Other Fees
There were no other services provided by Crowe Chizek during 2006 and 2005 that are not reported in the sections above.
INFORMATION REGARDING BOARD MEETINGS AND
COMMITTEES OF THE BOARD OF DIRECTORS
During 2006, the Board of Directors of the Company met 12 times. Additionally, the independent directors of the Company met 1 time during 2006 without members of management and employee directors present. During 2006, each director attended at least 75% of the total number of meetings of the Board of Directors of the Company and the board committees on which he served. Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Shareholders, directors are encouraged to attend and historically have done so.
Corporate Governance Program
In order to place an enhanced focus on the processes utilized by the Company in the conduct of its business, the Company’s Board of Directors has implemented a corporate governance program. The highlights of the program are as follows:
▪	the positions of CEO and Chairman are held by different people. The separation of these offices provides focused leadership at the board level that is independent of management;

▪	charters have been adopted for the Corporate Governance and Nominating Committee, the Audit and Compliance Committee, Compensation Committee and the Executive Committee;

▪	the Board of Directors has adopted and implemented a Code of Ethics for Senior Financial Officers, a Director Code of Conduct and a Code of Business Conduct and Ethics for all employees of the Company and its subsidiary;

▪	the Board of Directors established a Corporate Governance and Nominating Committee that is responsible for implementing the corporate governance program and any additional requirements mandated by law or deemed necessary or appropriate by the Board of Directors; and

▪	the Audit and Compliance Committee has developed a process for the receipt, retention and investigation of anonymous submissions by employees or external parties of concerns regarding questionable accounting or auditing matters.
Charters for the Audit and Compliance Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Executive Committee, as well as the Codes of Conduct and Ethics, are available, free of charge, on the Company’s website, http://www.ohiolegacycorp.com. The development and implementation of this corporate governance program is intended to be proactive in nature, comprehensive in scope and forceful in application. The goal of this program is to establish a governance process that fosters, promotes and mandates that appropriate actions are taken and appropriate behavior is maintained, at both the corporate and employee level, to ensure the ongoing success of the Company.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee is comprised of three directors whom the board has determined are independent under rules of the NASD. Messrs. Belden, Diamond and Fitzpatrick are members, with Mr. Diamond serving as the committee Chairperson. Mr. Meenan served and was Chairperson of the Corporate Governance and Nominating Committee until he resigned on February 23, 2006. The members of this Committee are appointed by the Board of Directors and each may be removed, with or without cause, by a majority vote of the Board of Directors. The Corporate Governance and Nominating Committee met five times during 2006.
A summary of the duties of the Corporate Governance and Nominating Committee are as follows:
▪	make recommendations regarding the size and composition of the board, determine the appropriate committee structure of the board and recommend board committee assignments and any changes to such assignments;

▪	establish criteria for the selection of new directors to serve on the Board of Directors and identify individuals qualified to become board members;

▪	make recommendations to the board regarding the director nominees for the next Annual Meeting of Shareholders or the filling of any vacancies on the board;

▪	oversee the evaluation of the board and the board’s effectiveness in fulfilling its role, including a review and evaluation, at least annually, of the performance of the Nominating and Corporate Governance Committee, and make periodic recommendations for improving the board’s effectiveness, at least annually;

▪	act as a forum to hear special concerns relating to substantive and material issues that might arise which require the attention of non-employee directors; and

▪	develop and recommend to the board a set of corporate governance principles applicable to the Company.

      Director qualifications and nominations
The committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Although the committee has not adopted specific minimum criteria for director nominees, the committee considers the following factors when evaluating nominees:
▪	the appropriate size of the Company’s Board of Directors;

▪	specific needs of the Company with respect to the particular talents and experience of its directors;

▪	the knowledge, skills and experience of nominees, including experience in business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the board;

▪	experience with accounting rules and practices and the financial services industry; and

▪	the desire to balance the benefit of continuity with the fresh perspective provided by new members.
The committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service, or if the committee decides not to nominate a member for re-election, the committee first considers the appropriateness of the size of the board. If the committee determines the board seat should remain and a vacancy exists, the committee identifies the desired skills and experience of a new nominee in light of the factors described above. The committee may poll existing board members for candidates or engage a third party to identify, evaluate or assist in the selection of a candidate to fill the vacancy for the unexpired term. To date, the committee has not utilized or paid a third party to assist in the process of identifying and evaluating candidates
Nominations of candidates for election as directors of the Company may be made at a meeting of shareholders by or at the direction of the directors, by any nominating committee or person appointed by the directors, or by any shareholder of the Company entitled to vote for the election of directors who complies with the notice procedures set forth in the Company’s Code of Regulations. Nominations by shareholders are to be made pursuant to timely notice in writing to the Secretary of the Company, as described more fully under “Shareholder Proposals for the 2008 Annual Meeting” below.
Such shareholder nominations must set forth:
(a)	as to each person who is not an incumbent director whom the shareholder proposes to nominate for election as a director:
(i)	the name, age, business address and residence address of such person;

(ii)	the principal occupation or employment of such person;

(iii)	the class and number of shares of the Company which are beneficially owned by such person; and

(iv)	any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 (or any comparable successor rule or regulation under such Act),
      and
(b)	as to the shareholder giving the notice:
(i)	the name and record address of such shareholder; and

(ii)	the class and number of shares of the Company that are beneficially owned by the shareholder. Such notice shall be accompanied by the written consent of each proposed nominee to serve as a director of the Company, if elected.
      To date, the Company has not received a shareholder nominee for director.
According to Section 10 of the Company’s Code of Regulations, except as otherwise provided by Ohio law, any director(s) may be removed from office, with or without assigning any cause, by the affirmative vote of at least eighty percent (80%) of the outstanding voting stock present in person or represented by proxy, entitled to vote in respect thereof, at an annual meeting or at any special meeting duly called.
     Shareholder communications and proposals
The Company’s Code of Regulations provides guidance for shareholders as to the information required to be submitted to the Company and the manner of communications with the Board of Directors, as well as defining timely submissions by shareholders. The information required by the Code of Regulations related to shareholder nominees to the Board of Directors is provided above under “Director qualifications and nominations.” Timely submissions and the manner of their delivery are described under “Shareholder Proposals for the 2008 Annual Meeting” below.
Compensation Committee
The Compensation Committee of the Board of Directors is comprised of three directors, each of whom has been determined by the Board of Directors to be independent under NASD rules and satisfies the requirements of an outside director for purposes of Section 162(m) of the Internal Revenue Code. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors. Messrs. Belden, Diamond and Allen currently serve on the committee. The committee met four times during 2006.
Under the committee’s charter, the committee’s primary duties include:
▪	approving corporate goals and objectives relevant to the compensation of the CEO and reviewing and approving the goals and objectives of executive officers as proposed by the CEO;

▪	reviewing and evaluating the performance of the CEO, executive officers and key employees of the Company in light of the goals and objectives of the Company and approving their annual compensation packages, including base salaries and bonuses, stock options and other stock-based incentives, variable pay amounts and variable pay metrics, based on these evaluations;

▪	reviewing and approving executive incentive compensation plans and equity-based plans in which executive officers and members of the Board of Directors are eligible to participate; and

▪	supervising the administration of the Company’s incentive compensation and stock programs, and providing oversight with respect to the financial aspects of the Company’s benefit plans, including funding policies and investment performance.
Audit and Compliance Committee
The Company’s Board of Directors has created a separately-designated standing Audit and Compliance Committee comprised of four independent directors, as defined by Rule 10A-3 of the Exchange Act, Section 301(3)(B) of the Sarbanes Oxley Act of 2002, and applicable NASD rules. The Board of Directors has granted specific authority and responsibilities to the Audit and Compliance Committee through the Audit and Compliance Committee Charter. This charter was filed with the SEC and is available on the Company’s website. The Audit and Compliance Committee was formed with the purpose of, among other duties described in the charter, overseeing the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. Messrs. Long, Fitzpatrick, Yoder and Allen are members of the Audit and Compliance Committee. Mr. Meenan served on the Audit and Compliance Committee until he resigned on February 23, 2006. The Audit and Compliance Committee met twelve times during 2006.

The Audit and Compliance Committee has designated Mr. Long to serve as the committee’s chairperson and the Company’s Audit Committee Financial Expert. The Committee determined Mr. Long has an understanding of generally accepted accounting principles and financial statements and the ability to assess the general application of those principles in connection with the accounting for estimates, accruals and reserves. Mr. Long has an understanding of internal control over financial reporting and the functions of an audit committee. He acquired these attributes through his education and experience in preparing, auditing and analyzing financial statements.
The Audit and Compliance Committee has developed procedures for the receipt, retention and treatment of complaints received by the Company from shareholders regarding accounting, internal accounting controls or auditing matters and a process for receiving and investigating confidential, anonymous submission by employees of the Company or its subsidiary of concerns regarding questionable accounting or auditing matters. Any such submissions, as well as any other communications from shareholders, may be made to the Chairperson of the Audit and Compliance Committee at the following address and phone number:
Mr. Gregory A. Long
Long, Cook & Samsa, Inc., CPAs
505 North Market Street
Wooster, Ohio 44691
330-262-7111
Report of the Audit and Compliance Committee
The Audit and Compliance Committee has reviewed and discussed with the Company’s management the audited financial statements of the Company for the fiscal year ended December 31, 2006. The committee has also discussed with Crowe Chizek all matters required by Statements on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The committee has also received the written disclosures and the letter from Crowe Chizek required by Independence Standards Board Standard No. 1, Independent Discussions with Audit Committees (as adopted by the Public Accounting Oversight Board in Rule 3600T) and has discussed with Crowe Chizek its independence.
Based on the review and discussions noted above, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, for filing with the SEC.
Submitted by the Audit and Compliance Committee
Gregory A. Long, Chairperson
Scott J. Fitzpatrick
Melvin J. Yoder
D. William Allen
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Board of Directors who served on the Compensation Committee during fiscal year 2006 were our officers or employees or had any relationship with us that would be required to be disclosed by us under Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING
To be considered timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.
The 2008 Annual Meeting of Shareholders of Ohio Legacy Corp is scheduled to be held on April 24, 2008. Any shareholder who intends to present a proposal at that meeting, and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver the proposal to the Company not later than November 15, 2007. Any shareholder who intends to present a proposal at the 2008 Annual Meeting other than for inclusion in the Company’s proxy statement and form of proxy must deliver the proposal to the Company no later than February 25, 2008 (60 days prior to the meeting), and no earlier than January 25, 2008 (90 days prior to the meeting), to be considered a timely submission. The Company reserves the right to exercise discretionary voting authority with respect to any untimely shareholder proposals.
All written submissions of candidates for nomination to the Board of Directors of the Company and other proposals for inclusion in the proxy statement or annual meeting should be made to the Secretary of the Company as follows:
Mr. Daniel H. Plumly
Critchfield, Critchfield & Johnston, Ltd.
225 N. Market Street
Wooster, Ohio 44691
The Secretary shall document the receipt of the notice and forward the notice to the Chairperson of the Corporate Governance and Nominating Committee for review and consideration by the entire committee.
OTHER MATTERS
The Board of Directors is unaware of any matters other than those outlined in this Proxy Statement that may be presented at the Annual Meeting for action on the part of the shareholders. In case any other matters should properly come before the Annual Meeting, or any adjournment thereof, it is the intention of the person named in the enclosed proxy to vote in accordance with his best judgment.
By Order of the Board of Directors
Daniel H. Plumly
Secretary and Chairman
March 15, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
Please complete, date, sign and mail the
detached proxy card in the enclosed postage-prepaid envelope.

DETACH PROXY CARD HERE

OHIO LEGACY CORP
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

IMPORTANT

THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

Print your name(s) here

Signature

Signature, if jointly held

Date	, 2007

NOTE: The signature(s) on this Proxy should correspond with the name(s) in which your shares are registered. When shares are registered jointly in the names of two or more persons, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the Chairman of its Board of Directors, its President, Vice President, Secretary or Treasurer.

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

OHIO LEGACY CORP
PROXY

ANNUAL MEETING OF SHAREHOLDERS
April 26, 2007
This proxy is solicited on behalf of the Board of Directors of Ohio Legacy Corp
The undersigned hereby appoints D. Michael Kramer, the proxy of the undersigned, with full power of substitution to vote all common shares of Ohio Legacy Corp, which the undersigned is entitled to vote at the Annual Meeting of shareholders of Ohio Legacy Corp, to be held April 26, 2007 as specified below:

1.	Election of Directors:

	Class I:	01 D. William Allen	Class II:	03	D. Michael Kramer
		02 Scott J. Fitzpatrick

	[ ] FOR all Nominees		[ ] WITHHOLD AUTHORITY to vote for all Nominees
(Instructions: If you wish to withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Important: Please sign and date this proxy on the reverse side.